UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

_______________________________

Date of Report (Date of earliest event reported):  February 12, 2009

AboveNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Hamilton Avenue
White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (914) 421-6700

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 12, 2009, the Compensation Committee of the Board of Directors of AboveNet, Inc., a Delaware corporation (the “Company”), approved the Company’s 2009 Bonus Plan (the “2009 Bonus Plan”).  The 2009 Bonus Plan provides for the creation of an employee bonus pool based on the achievement in 2009 of certain adjusted U.S. EBITDA (domestic net earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring, non-operational and non-cash items) targets established by the Compensation Committee.  Bonus payments to employees from the bonus pool are generally discretionary except that in accordance with their employment agreements, each of the President and Chief Executive Officer William LaPerch, the Senior Vice President and Chief Financial Officer Joseph Ciavarella, the Senior Vice President and Chief Technology Officer Rajiv Datta, the Senior Vice President for Operations Douglas Jendras and the Senior Vice President and General Counsel Robert Sokota is entitled to a bonus equal to thirty five percent (35%) of his respective base salary upon the achievement of the adjusted U.S. EBITDA target set by the Compensation Committee.  In addition, the Senior Vice President of Sales John Jacquay is entitled to a bonus of $250,000 upon the achievement of such adjusted U.S. EBITDA target.  If the target threshold established for the bonus payments to these six officers is not achieved, no bonus payments are required to be made to these officers.

Additionally, no bonus payment is payable to any domestic employee without the authorization and final approval by the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABOVENET, INC.

Date: February 19, 2009	By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel